Exhibit 5

[Letterhead w/PMA Capital Corporation Logo]

November 13, 2001

The Board of Directors of
PMA Capital Corporation
1735 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103-7590

       Re: PMA Capital Corporation Executive Deferred Compensation Plan

Sirs:

This opinion is being delivered in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) by PMA Capital Corporation (the “Company”) on or about November 13, 2001 with the Securities and Exchange Commission (the “Commission”) pursuant to the requirements of the Securities Act of 1933, as amended. Pursuant to the Registration Statement, the Company is registering the offer and sale of $10,000,000 of Deferred Compensation Obligations (the “Obligations”), which represent unsecured and unsubordinated obligations of the Company to pay deferred compensation in the future in accordance with the terms and conditions of the above-referenced plan (“Plan”).

I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of the Plan, resolutions of the Board of Directors of the Company and such other corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

Based upon the foregoing, I am of the opinion that the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

This opinion is limited to the Business Corporation Law of the Commonwealth of Pennsylvania and the federal securities laws of the United States of America.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and I further consent to the appearance of my name in the Registration Statement under the caption “Interests of Names Experts and Counsel.”

Very truly yours,

/s/ Charles A. Brawley, III
Charles A. Brawley, III
Vice President & Assistant General Counsel

Mellon Bank Center, Suite 2800 1735 Market Street Philadelphia PA 19103 - 7590